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                              EXHIBIT (10)EE.(i)
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                             TERMINATION AGREEMENT



         THIS AGREEMENT dated and entered into effective and as of the 29th day of December, 1986, by and between United Jersey Banks, a New Jersey corporation
(the "Company"), and ,                       residing at
                     New Jersey                             (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, should the Company receive a proposal from a third person, whether solicited by the Company or unsolicited, concerning a possible business combination with or the acquisition of a substantial share of the equity or voting securities of, the Company, the Board of Directors of the Company (the "Board") has deemed it imperative that it and the Company be able to rely on the Executive to continue to serve in his position, and that the Board and the Company be able to receive and rely upon his advice, if they request it, as to the best interests of the Company and its shareholders, without concern that the Executive might be distracted by the personal uncertainties and risks that such a proposal might otherwise create; and

         WHEREAS, the Company desires to enhance executive morale and its ability to retain existing management; and

         WHEREAS, the Company desires to reward the Executive for his valuable, dedicated service to the Company or one or more of its subsidiary corporations (each, a "Subsidiary") should his service be terminated under circumstances hereinafter described; and

         WHEREAS, the Board therefore considers it in the best interests of the Company and its shareholders for the Company to enter into Termination Agreements, in form similar to this Agreement, with certain key executive officers of the Company and one or more of its Subsidiaries; and

         WHEREAS, the Executive is presently the duly elected and acting President and Chief Executive Officer of United Jersey Bank, and is a key executive with whom the Company has been authorized by the Board to enter into this Agreement;

         NOW, THEREFORE, to assure the Company of the Executive's continued dedication and the availability of his advice and counsel in the event of any such proposal, to induce the Executive to remain in the employ of the Company or a Subsidiary, and to reward the Executive for his valuable, dedicated service to the Company or a Subsidiary should his service be terminated under circumstances hereinafter described, and for other good and valuable consideration, the receipt and adequacy whereof each party acknowledges, the Company and the Executive agree as follows:




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         1. OPERATION, EFFECTIVE DATE, AND TERM OF AGREEMENT.

         (a) This Agreement is effective and binding on both parties as of the date hereof. Notwithstanding its present effectiveness, the provisions of paragraphs 3 and 4 of this Agreement shall become operative only when, as and if there has been a "Change in Control" of the Company. For purposes of this Agreement, a "Change in Control" of the Company shall mean a Change in Control of a nature that would be required to be reported in response to Item 5(f) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 ("Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any "person" (including as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty-three and one-third percent (33-1/3%) or more of the combined voting power of the Company's outstanding securities then entitled to vote for the election of directors; or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof (excluding, for purposes of this calculation, any director who dies during such period); or (iii) the Company shall meet the delisting criteria of the New York Stock Exchange or any successor exchange in respect of the number of publicly-held shares or the number of stockholders holding one hundred (100) shares or more; or (iv) the Board shall approve the sale of all or substantially all of the assets of the Company; or (v) the Board shall approve any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i), (ii) or (iii) above.

         (b) The Company shall be obligated to make the payments referred to in paragraphs 3 and 4 hereof following, and the provisions of paragraph 2 hereof shall apply to, a Change in Control of the Company only if such Change in Control shall have occurred within, or as a result of efforts designed to attain such and known to the parties hereto to have commenced within, five (5) years from the date hereof (or such later date as the Board shall determine).

         2. EMPLOYMENT OF EXECUTIVE.

         Nothing herein shall affect any right which the Executive or the Company or a Subsidiary may otherwise have to terminate the Executive's employment by the Company or a Subsidiary at any tine in any lawful manner, subject always to the Company's providing to the Executive the payments and benefits specified in paragraphs 3 and 4 of this Agreement to the extent hereinbelow provided.

         In the event any person commences a tender or exchange offer, circulates a proxy statement to the Company's shareholders or takes other steps designed to effect a Change in Control of the Company as defined in paragraph 1 of this Agreement, the Executive agrees that he will not voluntarily leave the employ of the Company or a Subsidiary, and will continue to perform his regular duties and to render the services specified in the recitals of this Agreement, until such person has


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abandoned or terminated his efforts to effect a Change in Control or until a
Change in Control has occurred. Should the Executive voluntarily terminate his employment before any such effort to effect a Change in Control of the Company has commenced, or after any such effort has been abandoned or terminated without effecting a Change in Control and no such effort is then in process, this Agreement shall lapse and be of no further force or effect.

         3. TERMINATION FOLLOWING CHANGE IN CONTROL.

         (a) If any of the events described in paragraph 1 hereof constituting a Change in Control of the Company shall have occurred, the Executive shall be entitled to the benefits provided in paragraph 4 hereof upon the subsequent termination of his employment within the applicable period set forth in paragraph 4 hereof following such Change in Control unless such termination is
(i) due to the Executive's death or Retirement; or (ii) by the Company or a Subsidiary by reason of the Executive's Disability or for Cause; or (iii) by the Executive other than for Good Reason.

         (b) If following a Change in Control the Executive's employment is terminated by reason of his death or Disability, the Executive shall be entitled to death or long-term disability benefits, as the case may be, from the Company no less favorable than those benefits to which he would have been entitled had the death or termination for Disability occurred during the six month period prior to the Change in Control. If prior to any such termination for Disability, the Executive fails to perform his duties as a result of incapacity due to physical or mental illness, he shall continue to receive his Base Salary less any benefits as may be available to him under the Company's or Subsidiary's disability plans until his employment is terminated for Disability.

         (c) If the Executive's employment shall be terminated by the Company or a Subsidiary for Cause or by the Executive other than for Good Reason, the Company shall pay to the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

         (d) For purposes of this Agreement:

         (i) "Disability" shall mean the Executive's incapacity due to physical or mental illness such that the Executive shall have become qualified to receive benefits under the Company's or Subsidiary's long-term disability plans or any equivalent coverage required to be provided to the Executive pursuant to any other plan or agreement, whichever is applicable.

         (ii) "Retirement" shall mean that the Executive shall have reached the normal retirement date provided in the Company's or Subsidiary's retirement plans applicable to such Executive or any earlier actual retirement by the Executive from his employment with the Company or a Subsidiary.


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         (iii) "For Cause" shall mean:

                  (A) the willful commission by the Executive of a criminal or other act that causes or will probably cause substantial economic damage to the Company or a Subsidiary or substantial injury to the business reputation of the Company or a
                  Subsidiary:

                  (B) the commission by the Executive of an act of fraud in the performance of such Executive's duties on behalf of the Company or a Subsidiary;

                  (C) the continuing willful failure of the Executive to perform the duties of such Executive to the Company or a Subsidiary (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive by the Personnel Committee of the Board; or

                  (D) the order of a federal or state bank regulatory agency or a court of competent jurisdiction requiring the termination of the Executive's employment.

         (iv) "Good Reason" shall mean:

                  (A) The assignment by the Company or a Subsidiary to the Executive of duties which (i) are materially different or require travel significantly more time consuming or extensive than the Executive's duties or business travel obligations immediately prior to the Change in Control, or (ii) result, without the Executive's express written consent, in either a significant reduction in the Executive's authority and responsibility as a senior corporate executive of the Company or a Subsidiary when compared to the highest level of authority and responsibility assigned to the Executive at any time during the six (6) month period prior to the Change in Control, or, (iii) without the Executive's express written consent, the removal of the Executive from, or any failure to reappoint or reelect the Executive to, the highest title held since the date six (6) months before the Change in Control, except in connection with a termination of the Executive's employment by the Company or a Subsidiary for Cause, or by reason of the Executive's death, Disability or Retirement;

                  (B) A reduction by the Company or a Subsidiary of the Executive's salary grade or Base Salary, or the failure to grant increases in the Executive's Base Salary on a basis at least substantially comparable to those granted to other executives of the Company or a Subsidiary of comparable title, salary grade and performance ratings made in good faith;


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                  (C) The relocation of the Company's principal executive
                  offices (or in the case of an employee of a Subsidiary, the principal executive offices of such Subsidiary) to a location outside the State of New Jersey, or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices (or in the case of an employee of a Subsidiary, the principal executive offices of such Subsidiary) except for required travel on the Company's or a Subsidiary's business to an extent substantially consistent with the Executive's present business travel obligations, or in the event of any relocation of the Executive with the Executive's express written consent, the failure by the Company or a Subsidiary to pay (or reimburse the Executive for) all reasonable moving expenses by the Executive relating to a change of principal residence in connection with such relocation and to indemnify the Executive against any loss realized in the sale of the Executive's principal residence in connection with any such change of residence, all to the effect that the Executive shall incur no loss on an after tax basis;

                  (D) The failure by the Company or a Subsidiary to continue to provide the Executive with substantially the same welfare benefits (which for purposes of this Agreement shall mean benefits under all welfare plans as that term is defined in
                  Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) and perquisites, including participation on a comparable basis in the Company's or a Subsidiary's retirement plans, Incentive Bonus Plan, Savings Incentive Plan, Long-Term Performance Stock Plan, Executive Severance Plan, stock option plans and other plans in which executives of the Company or a Subsidiary of comparable title and salary grade participate, as were provided to the Executive immediately prior to such Change in Control of the Company, or with a package of welfare benefits and perquisites, that, though one or more of such benefits or perquisites may vary from those, including participation on a comparable basis in the Company's or a Subsidiary's retirement plans, Incentive Bonus Plan, Savings Incentive Plan, Long-Term Performance Stock Plan, Executive Severance Plan and stock option plans, is substantially comparable in all material respects to such welfare benefits and perquisites, including participation on a comparable basis in the Company's or a Subsidiary's retirement plans, Incentive Bonus Plan, Savings Incentive Plan, Long-Term Performance Stock Plan, Executive Severance Plan and stock option plans, taken as a whole; or


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                  (E) The failure of the Company to obtain the express written assumption of and agreement to perform this Agreement by any successor as contemplated in subparagraph 5(d) hereof.

         (v) "Dispute" shall mean (i) in the case of termination of employment of an Executive with the Company or a Subsidiary by the Company or a Subsidiary for Disability or Cause, that the Executive challenges the existence of Disability or Cause and (ii) in the case of termination of employment of an Executive with the Company or a Subsidiary by the Executive for Good Reason, that the Company or a Subsidiary challenges the existence of Good Reason.

         (vi) "Base Salary" shall mean the amount determined by multiplying the Executive's highest bi-weekly or other periodic rate of base pay paid to the Executive during the twelve-month period immediately prior to the giving of the Notice of Termination by the number of pay periods per year. The following items are not part of base pay, as used herein: reimbursed expenses, any amount paid on account of overtime or holiday work, payment on account of insurance premiums or other contributions made to other welfare or benefit plans, any year-end or other bonuses, commissions and gifts.

         For purposes of this subparagraph (d), no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company or a Subsidiary.

         (e) Any purported termination of employment by the Company or a Subsidiary by reason of the Executive's Disability or for Cause, or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice given by the Executive or the Company or a Subsidiary, as the case may be, which shall indicate the specific basis for termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for determination of any payments under this Agreement. An Executive shall not be entitled to give a Notice of Termination that the Executive is terminating his employment with the Company or a Subsidiary for Good Reason more than six (6) months following the occurrence of the event alleged to constitute Good Reason.

         (f) For purposes of this Agreement, "Date of Termination" shall mean the date specified in the Notice of Termination, which shall be not more than ninety (90) days after such Notice of Termination is given. If within thirty
(30) days after any Notice of Termination is given, the party who receives such Notice of Termination notifies the other party that a Dispute (as heretofore defined) exists, the Date of Termination shall be the date on which the Dispute is finally determined, either by



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mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); provided that the Date of Termination shall be extended by a notice of Dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such Dispute with reasonable diligence and provided further that pending the resolution of any such Dispute, the Company or a Subsidiary shall continue to pay the Executive the same Base salary and to provide the Executive with the same or substantially comparable welfare benefits and perquisites, including participation in the Company's or a Subsidiary's retirement plans, Savings Incentive Plan, Incentive Bonus Plan, Long-Term Performance Stock Plan,
Executive Severance Plan, and stock option plans that the Executive was paid and provided immediately prior to the Change in Control of the Company. Should it ultimately be determined that a challenged termination by the Company or a Subsidiary by reason of the Executive's Disability or for Cause was justified, or that a challenged termination by the Executive for Good Reason was not justified, then all sums paid by the Company or a Subsidiary to the Executive from the date of termination specified in the Notice of Termination until final resolution of the Dispute pursuant to this paragraph shall be repaid promptly by the Executive to the Company or a Subsidiary, with interest at the base rate charged from time to time by United Jersey Bank, Hackensack, all options, rights and restricted stock granted to the Executive during such period shall be cancelled or returned to the Company or Subsidiary, and no service as an employee shall be credited to the Executive for such period for pension purposes. The Executive shall not be obligated to pay to the Company or a Subsidiary the cost of providing the Executive with welfare benefits and perquisites for such period unless the final judgment, order or decree of a court resolving the Dispute determines that the Executive acted in bad faith in giving a notice of Dispute. Should it ultimately be determined that a challenged termination by the Company or a Subsidiary by reason of the Executive's Disability or for Cause was not justified, or that a challenged termination by the Executive for Good Reason was justified, then the Executive shall be entitled to retain all sums paid to the Executive pending resolution of the Dispute and shall be entitled to receive, in addition, the payments and other benefits provided for in paragraph 4 hereof.

         4. PAYMENTS UPON TERMINATION.

         If within three years after a Change in Control of the Company, the Company or a Subsidiary shall terminate the Executive's employment other than by reason of the Executive's death, Disability, Retirement or for Cause or if the Executive shall terminate his employment for Good Reason then,

         (a) the Company or a Subsidiary will pay to the Executive as compensation for services rendered, on or before the Executive's Date of Termination, a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld computed at the rate for supplemental payments) equal to the Executive's Base Salary, but in no event greater than 2.99 times the average of the Executive's annual compensation payable



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by the Company and its Subsidiaries and includible in the Executive's gross income for Federal income tax purposes for the five calendar years immediately preceding the Change in Control (or such portion of such period during which the Executive was an employee of the Company or a Subsidiary);

         (b) the Executive will be entitled to receive "Special Retirement Benefits" as provided herein, so that the total retirement benefits the Executive receives from the Company will approximate the total retirement benefits the Executive would have received under all retirement plans (which shall not include severance plans) and other employment contracts of the Company and its Subsidiaries in which the Executive participates were the Executive fully vested under such retirement plans and entitled to all benefits payable under such other employment contracts and had the Executive continued in the employ of the Company or a Subsidiary for thirty-six months following Date of Termination or until his Retirement, if earlier (provided that such additional period shall be inclusive of and shall not be in addition to any period of service credited under any severance plan of the Company or a Subsidiary). The benefits specified in this subparagraph will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement. The amount payable to the Executive or his beneficiaries under this subparagraph shall equal the excess of (1) the benefits that would be paid to the Executive or his beneficiaries, under all retirement plans and other employment contracts of the Company and its Subsidiaries in which the Executive participates if (A) the Executive were fully vested under such plans and entitled to all benefits payable under such other employment contracts, (B) the thirty-six (36) month period (or the period until his Retirement, if less) following the Date of Termination were added to his credited service under such plans and contracts, (C) such plans were hereafter not amended in a way that adversely affects the Executive, and (D) the Executive's highest average annual base salary as defined under such retirement plans and other employment contracts were calculated as if the Executive had been employed by the Company or a Subsidiary for a thirty-six (36) month period (or the period until his Retirement, if earlier) following the Date of Termination and had the Executive's salary during such period been equal to the Executive's Base Salary; over (2) the benefits that are payable to the Executive or his beneficiaries under all retirement plans and other employment contracts of the Company and its Subsidiaries in which the Executive participates. These Special Retirement Benefits are provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code and shall be payable solely from the general assets of the Company. These Special Retirement Benefits shall be payable at the times and in the manner provided in the applicable retirement plans and other employment contracts to which they relate.



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         5. GENERAL.

         (a) The Executive shall retain in confidence any proprietary or other confidential information known to him concerning the Company and its business (including the Company's Subsidiaries and their businesses) so long as such information is not publicly disclosed and disclosure is not required by an order of any governmental body or court.

         (b) If litigation shall be brought to enforce or interpret any provision contained herein, the Company shall indemnify the Executive for his reasonable attorney's fees and disbursements incurred in such litigation and pay prejudgment interest on any money judgment obtained by the Executive calculated at the United Jersey Bank, Hackensack, base rate of interest in effect from time to time from the date that payment should have been made under the Agreement; provided that the Executive shall not have been found by the court to have acted in bad faith, which finding must be final with the time to appeal therefrom having expired and no appeal having been taken.

         (c) The Company's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as expressly provided herein, the Company waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part. Except as provided in paragraph 3(f) herein, each and every payment made hereunder by the Company shall be final and the Company will not seek to recover for any reason all or any part of such payment from the Executive or any person entitled thereto. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

         (d) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (e) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be




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payable to the Executive hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate. The obligations of the Executive hereunder shall not be assignable by the Executive.

         6. NOTICE.

         For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:

                    Mr. Clifford H. Coyman
                    280 Prospect Avenue, Apt. 4F
                    Hackensack, New Jersey 07601

         If to the Company:

                    United Jersey Banks
                    301 Carnegie Center
                    P.O. Box 2066
                    Princeton, New Jersey 08543-2066
                    Attention: Secretary to the Board

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         7. MISCELLANEOUS.

         No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No assurances or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. However, this Agreement is in addition to and not in lieu of any other plan providing for payments to or benefits for the Executive or any agreement now existing or which hereafter may be entered into between the Company and the Executive. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey.



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         8. FINANCING

         All amounts due and benefits provided under this Agreement shall constitute general obligations of the Company in accordance with the terms of this Agreement. The Executive shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms as the Company shall determine to make payments to the Executive in accordance with the terms of this Agreement.

         9. VALIDITY.

         The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

UNITED JERSEY BANKS                         EXECUTIVE



By: ______________________________          ____________________________
    T. Joseph Semrod, Chairman of
    the Board and President




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